EXHIBIT 99.1

CAPSTEAD MORTGAGE CORPORATION
DECLARES FIRST QUARTER 2005 COMMON DIVIDEND

     DALLAS — March 17, 2005 — Capstead Mortgage Corporation (NYSE: CMO) announced today that it will pay a first quarter 2005 dividend of 18 cents per common share payable on April 21, 2005 to stockholders of record as of March 31, 2005.

     Capstead operates as a real estate investment trust earning income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments primarily consist of, but are not limited to, residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead has also made limited investments in credit-sensitive commercial real estate-related assets, including the direct ownership of real estate.

     Commenting on the first quarter dividend and current market conditions, Andrew F. Jacobs, President and Chief Executive Officer said, “The first quarter dividend reflects our expectations for the quarter’s performance from our portfolio of primarily ARM securities. As anticipated, we are experiencing the effects of reduced financing spreads as a result of rising borrowing rates, partially offset by the benefits of yield increases on this portfolio as coupon interest rates on a portion of the underlying loans reset to more current rates. Yields on our ARM portfolio are expected to continue resetting higher throughout the year. However, current market expectations call for the Federal Reserve Open Market Committee (the “Federal Reserve”) to continue increasing the federal funds rate 25 basis points at each of its scheduled meetings for a total of 150 basis points by the end of the third quarter of 2005, which will further increase our borrowing rates. In this environment, we anticipate that portfolio yield increases will not keep pace with rising borrowing rates and as a result, quarterly operating income and dividends will likely continue declining modestly. Once the Federal Reserve slows its pace of raising rates, we anticipate that ongoing ARM security yield increases will again allow for earnings improvements. Of course, if the Federal Reserve increases the federal funds rate more than 150 basis points in 2005, or in increments greater than 25 basis points at any one of its meetings, the pressure on our earnings would be more pronounced and an earnings recovery would be further delayed.”

     “We believe our core investment strategy of maintaining a large portfolio of ARM securities should allow us to successfully manage through this rising interest rate environment. We also believe that we are in a strong position to augment our core portfolio of ARM securities with opportunistic acquisitions of other real estate-related investments that can provide attractive risk-adjusted returns with less sensitivity to changes in interest rates over the long term.”

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     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. The Company’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments from both an investment return and regulatory perspective, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. Relative to direct investments in real estate, these factors may include, but are not limited to, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs.